Exhibit 99.1

         Jack in the Box Inc. Reports Third-Quarter Results;
            Updates Fourth Quarter and Fiscal 2005 Guidance

    SAN DIEGO--(BUSINESS WIRE)--Aug. 10, 2005--Jack in the Box Inc. (NYSE:JBX) today reported net earnings of $23.9 million, or 66 cents per diluted share, in the third quarter ended July 10, 2005, compared with $20.7 million, or 56 cents per diluted share, in the same quarter a year ago. The 2005 results include approximately 6 cents from the resolution of a prior year's tax position, which reduced the company's third-quarter tax rate. The company had previously forecast third-quarter earnings per diluted share of 60 cents. Year to date, net earnings totaled $70 million, or $1.89 per diluted share, compared with $53.7 million, or $1.46 per diluted share, for the first three quarters of fiscal 2004, which included a first-quarter after-tax charge to interest expense of $5.7 million, or 15 cents per diluted share, for costs related to refinancing the company's credit facility.
    The company also today updated its earnings guidance for fiscal 2005 to approximately $2.52 per diluted share, compared with $2.46 per diluted share previously forecast, and $2.02 per diluted share reported for fiscal 2004, which was a 53-week fiscal year. Excluding the 53rd week (+3 cents) and the refinancing charge (-15 cents), last year's earnings per diluted share were $2.14.
    "Our Jack in the Box(R) restaurants experienced another strong operating quarter, despite escalating beef costs," said Robert Nugent, chairman and chief executive officer. "We continue to differentiate our brand from other QSR chains through the use of high-quality ingredients such as ciabatta and sourdough bread, and premium products like our new Ultimate Club sandwich.
    "Along with menu innovation, another important goal of our brand reinvention strategy is to deliver higher levels of guest service. We're achieving this through a number of new programs developed specifically to support our restaurant employees. We have introduced computer-based training, expanded internal recognition programs, and provided hourly workers access to affordable healthcare coverage. As a result of these and other internal service initiatives, we continue to see reductions in crew turnover, which are at all-time low levels."

    Third Quarter Initiatives

    -- New products at Jack in the Box restaurants included two premium burgers served on lightly toasted artisan ciabatta bread, the Original Ciabatta Burger and Bacon 'n' Cheese Ciabatta Burger. Jack in the Box also enhanced its breakfast menu with a protein-packed Meaty Breakfast Burrito, and expanded its popular line of real ice cream shakes with a new flavor, Blueberries 'n' Cream.

    -- On May 6, as previously disclosed, the company completed its $65 million share repurchase authorization, buying back 1.7 million shares of its stock out of existing cash resources.

    -- The company continued testing new interior and exterior designs for its Jack in the Box restaurants. The design enhancements are intended to create a more contemporary atmosphere and promote more in-restaurant dining.

    -- The company continued testing JBX Grill at nine locations in Boise, Idaho, and Bakersfield, Calif.

    Third Quarter Financial Highlights

    -- Earnings per diluted share were 6 cents higher than the company's guidance, resulting from: a non-recurring reduction in the tax rate for the quarter to 31 percent from 37 percent forecast due to the resolution of a prior year's tax position (+6 cents); lower SG&A expenses, due in part to Profit Improvement Program initiatives and lower training costs related to the company's computer-based training system and lower restaurant employee turnover (+5 cents); and lower restaurant operating margin, partially offset by higher franchise royalties and rents (-5 cents). The lower restaurant operating margin was due primarily to higher costs for beef and produce, partially offset by improved labor management and Profit Improvement Program initiatives.

    -- 10 new company and franchised Jack in the Box restaurants opened, as forecast, versus 14 in FY04, bringing to 2,033 the total number of Jack in the Box and JBX Grill restaurants at quarter end, comprising 1,534 company and 499 franchised locations; 15 new company and franchised Qdoba Mexican Grill(R) sites opened, as forecast, versus 12 in FY04, bringing to 229 the total number of Qdoba restaurants at quarter end, comprising 55 company and 174 franchised locations; and 4 new Quick Stuff(R) convenience stores opened, also as forecast, bringing to 39 the total number of c-store locations at quarter end versus 25 in FY04. Qdoba, Quick Stuff and JBX Grill operations are not material components of the company's consolidated financial results or projections.

    -- Same-store sales at Jack in the Box restaurants increased 2.8 percent for the quarter on top of a 3.9 percent increase last year. Year to date, same-store sales increased 2.7 percent on top of a 4.8 percent increase for the same period last year. During the quarter, same-store sales at Qdoba increased in the low double-digit range on top of a high single-digit increase in FY04. Qdoba extended to 24 its string of consecutive quarters with same-store sales higher than the prior year. For the quarter, Qdoba was accretive to earnings, as anticipated.

    -- Distribution and convenience-store sales were $81 million versus $50 million in FY04. The increase compared with last year was due primarily to additional Quick Stuff units and higher fuel sales, as well as increased distribution sales to Qdoba and Jack in the Box franchised restaurants. Increases in fuel sales reflect additional gallons dispensed and higher retail prices per gallon, which have proportionately higher costs but which yield stable penny profits.

    -- Other revenues were $7.2 million compared with $6.6 million in FY04, primarily related to the sale of 20 Jack in the Box restaurants to franchisees versus 12 last year, with the decrease in average gains this year related to the specific sales and cash flows of restaurants sold. The company continues to expand its franchising program with the goal of improving operating margins and accelerating cash flows.

    -- Total revenues were $590 million versus $541 million in FY04. Year to date, total revenues were $1.9 billion versus $1.7 billion last year.

    -- Restaurant operating margin was 17.2 percent of sales compared with 18.2 percent forecast and 17.7 percent in FY04. The decrease was primarily due to higher costs for beef and produce, partially offset by improved labor management and Profit Improvement Program initiatives. Compared with the prior year, beef costs were up approximately 18 percent for the quarter.

    --  SG&A expense rate was 10.6 percent of revenues compared with
        11.1 percent forecast and 11.3 percent in FY04. The decrease versus forecast was due primarily to Profit Improvement Program initiatives and lower training costs related to the company's computer-based training system and lower restaurant employee turnover.

    -- Interest expense was $4.4 million versus $3.8 million in FY04, with the increase versus 2004 due primarily to higher interest rates, including the second-quarter conversion of approximately $130 million of floating-rate term loan debt to fixed rates for the next three years. The higher rates were partially offset by the company's prior repricings of its credit facility.

    --  Income tax rate was 31 percent versus 37 percent forecast and
        36.9 percent in FY04, with the decrease in FY05 due to the non-recurring reduction in the current year's quarter resulting from the resolution of a prior year's tax position.

    -- Weighted average diluted shares outstanding were 36.4 million versus 37.3 million in FY04.

    -- Capital expenditures were approximately $27 million versus $30-35 million forecast, reflecting the timing of new store openings and the timing of restaurant re-imaging tests.

    -- Earnings from operations were $39 million and depreciation/amortization was $20 million versus $37 million and $20 million, respectively, in FY04.

    -- Total debt was $300 million compared with $307 million in FY04. The company currently has no balance outstanding on its $200 million revolving credit facility.

    --  Debt:equity ratio was 0.5:1 versus 0.6:1 last year.

    Fourth Quarter Initiatives

    -- In July, Jack in the Box restaurants added a new flavor to its line of real ice cream shakes, Root Beer Float, and last week introduced a new premium sandwich, the Ultimate Club, which features the chain's signature sourdough bread piled high with slices of Black Forest Ham, oven-roasted turkey, bacon, cheese, lettuce and tomato. In September, Jack in the Box will begin rolling out another new premium item for its breakfast menu.

    -- To improve advancement opportunities for its Spanish-speaking employees, while also improving guest service and further reducing crew turnover, Jack in the Box will roll out an innovative ESL (English as a Second Language) program this fall. Called "Sed de Saber," meaning "Thirst for Knowledge," this electronic tool covers restaurant-specific communication, such as taking orders and reading schedules. The program can also enhance the lives of employees in their everyday activities and general interaction within their communities.

    Fourth Quarter Guidance Highlights (in approximate amounts)

    The company announced today that it expects to earn approximately 63 cents per diluted share for the fourth quarter ending Oct. 2 compared with 56 cents last year, or 53 cents when excluding the 3-cents benefit of the 53rd week in fiscal 2004. Additional guidance highlights are as follows:

    -- Same-store sales at Jack in the Box restaurants are estimated to increase approximately 3.0 percent on top of a 4.1 percent increase in the fourth quarter last year.

    -- Restaurant operating margin is estimated at 17.9 percent of sales versus 17.6 percent last year, due in part to same-store sales growth and Profit Improvement Program initiatives. This guidance also reflects a positive impact from reopening the U.S. border to Canadian cattle.

    -- SG&A expense rate is expected to be 10.9 percent of revenues versus 11.5 percent last year, due primarily to additional leverage from higher distribution and c-store sales, reduced training costs, and continued Profit Improvement Program initiatives.

    -- Income tax rate is projected at 37 percent versus 35.3 percent last year.

    -- Weighted average diluted shares outstanding are projected to be 37 million versus 37.6 million last year, due primarily to the impact of the company's $65 million share repurchase program that was completed on May 6, 2005, partially offset by stock option exercises.

    Fiscal 2005 Guidance Update (in approximate amounts)

    The company now expects to earn $2.52 per diluted share for fiscal 2005, which is 6 cents higher than prior forecast, due primarily to the non-recurring reduction in the tax rate in the third quarter of FY05. Additional guidance highlights are as follows:

    -- 45-50 company and franchised Jack in the Box restaurants are expected to open, including 15 new Quick Stuff convenience stores; and 75-80 company and franchised Qdoba Mexican Grills are expected to open.

    -- Same-store sales at Jack in the Box are expected to increase 2.5-3.0 percent for the year.

    -- Other revenues are estimated at $32 million versus $31 million previously forecast, due primarily to the sale of 58 Jack in the Box restaurants to franchisees compared with 57 in prior guidance.

    -- Restaurant operating margin is estimated at 17.1 percent of sales versus 17.3 percent previously forecast, due primarily to higher than expected beef costs that were experienced in the third quarter. Although the company expects beef prices to ease in the fourth quarter, it now expects a 12-14 percent increase in beef costs for the year, up from 10-12 percent forecast previously.

    -- SG&A expense rate is expected to be 10.8 percent of revenues versus prior guidance of 10.9 percent.

    -- Interest expense is expected to be $18 million, as previously forecast.

    -- Income tax rate is projected at 34.8 percent versus prior guidance of 36.4 percent, due primarily to the non-recurring reduction in the tax rate in the third quarter of FY05.

    -- Weighted average diluted shares outstanding are projected to be 37 million, as previously forecast.

    --  Capital expenditures are estimated at $125-130 million.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,030 restaurants in 17 states. Through a wholly owned subsidiary, the company also operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 220 restaurants in 33 states. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "intends," "plan," "will," and other words of similar meaning.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: costs may exceed projections, including costs for food ingredients, particularly beef and produce; costs related to new construction, Jack in the Box remodels and conversions of Jack in the Box restaurants to JBX Grill; the cost of developing and marketing JBX Grill as a new concept; costs of utilities, fuel and labor, including increases in the minimum wage, workers' compensation and other insurance and healthcare; costs and outcomes of pending or future legal claims; potential variances between estimated and actual liabilities; changes in actuarial assumptions and discount rates and the related possibility of increased pension expense; decisions by management to curtail or cease investment in under-performing assets or markets which can result in impairment charges; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the continuation of positive relationships with the company's franchisees, and the franchisees' continuing willingness to participate in company strategies; the risk that the company may not realize expected or consistent amounts of gain on the sale of franchises or the expected number of franchises to be sold; the risk that the company may not fully realize the potential benefits of its acquisition of Qdoba; the risk that the company's new concepts, products, promotions, service and re-image initiatives may not be as successful as the company anticipates; the effect of product withdrawals and the impact of competition; the effects of potential weakness in or failure of internal controls; adverse regional weather conditions; adverse business, economic and other local or national conditions or events that affect consumer confidence and spending patterns, such as concerns about the safety of beef or other foods; concerns about obesity; the effect of any widespread negative publicity regarding the company or the foodservice industry in general; the effects of war and terrorist activities; changes in government regulations; changes in accounting standards, policies and practices; and the possibility of unforeseen events affecting business in general.
    Further information about factors that could affect the company's financial and other results is included in the company's fiscal year 2004 annual report on Form 10-K and its periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of August 10, 2005. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.


                JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                (In thousands, except per share data)

                           Twelve Weeks Ended     Forty Weeks Ended
                          -------------------- -----------------------
                          July 10,   July 4,    July 10,     July 4,
                            2005       2004        2005        2004
                          --------- ---------- ----------- -----------
                                    (Restated)             (Restated)
Revenues:
  Restaurant sales        $483,392   $470,621  $1,573,500  $1,528,042
  Distribution and other
   sales                    81,318     49,575     248,244     132,740
  Franchise rents and
   royalties                18,236     14,402      59,503      48,654
  Other                      7,232      6,614      24,572      18,962
                          --------- ---------- ----------- -----------
                           590,178    541,212   1,905,819   1,728,398
                          --------- ---------- ----------- -----------
Costs of revenues:
  Restaurant costs of
   sales                   156,093    145,601     498,676     473,447
  Restaurant operating
   costs                   244,198    241,931     809,945     796,933
  Costs of distribution
   and other sales          79,869     48,532     244,937     130,287
  Franchised restaurant
   costs                     8,711      7,239      27,142      23,376
                          --------- ---------- ----------- -----------
                           488,871    443,303   1,580,700   1,424,043
                          --------- ---------- ----------- -----------

Selling, general and
 administrative             62,273     61,368     205,871     195,544
                          --------- ---------- ----------- -----------

Earnings from operations    39,034     36,541     119,248     108,811
Interest expense             4,435      3,757      12,819      23,730
                          --------- ---------- ----------- -----------

Earnings before income
 taxes                      34,599     32,784     106,429      85,081

Income taxes                10,713     12,101      36,436      31,383
                          --------- ---------- ----------- -----------

Net earnings               $23,886    $20,683     $69,993     $53,698
                          ========= ========== =========== ===========

Earnings per share:
  Basic                       $.68       $.57       $1.96       $1.49
  Diluted                     $.66       $.56       $1.89       $1.46

Weighted-average shares
 outstanding:
  Basic                     35,080     36,291      35,733      36,139
  Diluted                   36,403     37,254      37,067      36,737


                JACK IN THE BOX INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                Jan. 23,    Jan. 18,
                                                  2005        2004
---------------------------------------------------------- -----------
                    ASSETS
Current assets:
   Cash and cash equivalents                     $118,054     $30,558
   Accounts and notes receivable, net              20,191      26,804
   Inventories                                     38,712      34,801
   Other current assets                            57,608      72,162
                                               ----------- -----------
        Total current assets                      234,565     164,325
                                               ----------- -----------

Property and equipment, net                       858,961     834,417

Other assets, net                                 181,920     155,757
                                               ----------- -----------

        TOTAL                                  $1,275,446  $1,154,499
                                               =========== ===========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt            $8,019      $9,536
   Other current liabilities                      243,794     225,665
                                               ----------- -----------
        Total current liabilities                 251,813     235,201
                                               ----------- -----------

Long-term debt, net of current maturities         295,236     300,701

Other long-term liabilities                       162,358     153,362
                                               ----------- -----------
        Total liabilities                         709,407     689,264
                                               ----------- -----------

Stockholders' equity                              566,039     465,235
                                               ----------- -----------

        TOTAL                                  $1,275,446  $1,154,499
                                               =========== ===========

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com